                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)


                              ARTISTdirect, Inc.
                              ------------------
                               (Name of Issuer)

                    Common Stock, par value $0.01 per share
                    ---------------------------------------
                        (Title of Class of Securities)

                                   04315D400
                                   ---------

                                (CUSIP Number)
                               December 31, 2001
                               -----------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule 13d-1(b)

     [_]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)
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-------------------------                            -------------------------
  CUSIP NO.  04315D400               13G                 Page 2 of 5 Pages
-------------------------                            -------------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


      Vivendi Universal
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      France
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             312,500
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          312,500
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      312,500
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      8.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      HC
------------------------------------------------------------------------------
*Based on 3,544,708 shares of Common Stock of ARTISTdirect, Inc. (the "Issuer") outstanding on September 30, 2001, as set forth in the Issuer's Form 10-Q filed with the Securities and Exchange Commission on November 14, 2001.


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-------------------------                            -------------------------
  CUSIP NO.  04315D400               13G                 Page 3 of 5 Pages
-------------------------                            -------------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


      Universal Music Group, Inc.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      California
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             312,500
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          312,500
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      312,500
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      8.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      CO
------------------------------------------------------------------------------
*Based on 3,544,708 shares of Common Stock of ARTISTdirect, Inc. (the "Issuer") outstanding on September 30, 2001, as set forth in the Issuer's Form 10-Q filed with the Securities and Exchange Commission on November 14, 2001.

---------------------                                      ---------------------
CUSIP NO. 04315D400                  13G                      Page 4 of 5 Pages
---------------------                                      ---------------------

Item 1(a). Name of Issuer:

               ARTISTdirect, Inc.
           --------------------------------------------------------------------

Item 1(b). Address of Issuer's Principal Executive Offices:

               5670 Wilshire Boulevard, Suite 200
           --------------------------------------------------------------------
               Los Angeles, CA 90036
           --------------------------------------------------------------------

Item 2(a). Name of Person Filing:

               Universal Music Group, Inc.; Vivendi Universal
           --------------------------------------------------------------------

Item 2(b). Address of Principal Business Office or, if none, Residence:

               Vivendi Universal
           --------------------------------------------------------------------

               42, Avenue de Friedland
           --------------------------------------------------------------------

               75008 Paris
           --------------------------------------------------------------------

               France
           --------------------------------------------------------------------

           --------------------------------------------------------------------

               Universal Music Group, Inc.
           --------------------------------------------------------------------

               2220 Colorado Avenue
           --------------------------------------------------------------------

               Santa Monica, California 90404
           --------------------------------------------------------------------

Item 2(c). Citizenship

               Vivendi Universal is an international holding company organized under the laws of France. Universal Music Group, Inc. is a corporation organized under the laws of California.
           --------------------------------------------------------------------

Item 2(d). Title of Class of Securities:

               Common Stock, par value $0.01 per share
           --------------------------------------------------------------------

Item 2(e). CUSIP Number:

               04315D400
           --------------------------------------------------------------------

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

               Not Applicable.
           --------------------------------------------------------------------

Item 4.    Ownership.

           (a)  Amount Beneficially Owned: 312,500
                                           ------------------------------------

           (b)  Percent of Class:  8.8%
                                  ---------------------------------------------

           (c)  Number of shares as to which the person has:

                (i)   Sole power to vote or to direct the vote:      0
                                                                     ----------

                (ii)  Shared power to vote or to direct the vote:    312,500
                                                                     ----------

                (iii) Sole power to dispose or to direct the
                      disposition of:                                0
                                                                     ----------

                (iv)  Shared power to dispose or to direct the
                      disposition of:                                312,500
                                                                     ----------

Item 5.    Ownership of Five Percent or Less of a Class.

               Not Applicable.
           --------------------------------------------------------------------
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---------------------                                      ---------------------
CUSIP NO. 04315D400                   13G                      Page 5 of 5 Pages
---------------------                                      ---------------------


Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

               Not Applicable.
           --------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

               SEE Exhibit A
           --------------------------------------------------------------------

Item 8.  Identification and Classification of Members of the Group.

               Not Applicable.
           --------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

               Not Applicable.
           --------------------------------------------------------------------

Item 10. Certifications.

               Not Applicable.
           --------------------------------------------------------------------

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     Vivendi Universal
                                              ----------------------------------

                                                       February 11, 2002
                                              ----------------------------------
                                                            Date:

                                               /s/ George E. Bushnell III
                                              ----------------------------------
                                                          Signature

                                              Name: George E. Bushnell III
                                              Title: Vice President


                                                Universal Music Group, Inc.
                                              ----------------------------------

                                                       February 8, 2002
                                              ----------------------------------
                                                            Date:

                                                      /s/ Michael Ostroff
                                              ----------------------------------
                                                          Signature

                                              Name:  Michael Ostroff
                                              Title: Executive Vice President

                                   EXHIBIT A

                         IDENTIFICATION OF SUBSIDIARY


Universal Music Group, Inc.**

** Universal Music Group, Inc. is a subsidiary of Vivendi Universal and acquired the security being reported on by Vivendi Universal.